Foghorn Therapeutics Provides Second Quarter 2021 Corporate Update
-- First Patients Dosed in Phase 1 Clinical Trials of FHD-286, an Inhibitor of BRG1/BRM, in Metastatic Uveal Melanoma and Relapsed or Refractory Acute Myeloid Leukemia (AML)
-- IND Clearance for FHD-609 Received; Sites for Phase 1 Study in Synovial Sarcoma Initiated
-- Continued Advancement of Broad Therapeutic Pipeline that Includes Protein Degraders, Enzymatic Inhibitors and Transcription Factor Disruptors Targeting the Chromatin Regulatory System
CAMBRIDGE, Massachusetts, August 10, 2021 (GLOBE NEWSWIRE) -- Foghorn Therapeutics Inc. (Nasdaq: FHTX), a clinical stage biotechnology company pioneering a new class of medicines that modulate gene expression through selectively targeting the chromatin regulatory system, today provided a corporate update in conjunction with the Company’s From 10-Q filing for the quarter ended June 30, 2021. With an initial focus in oncology, Foghorn’s Gene Traffic Control Platform® and resulting broad pipeline has the potential to transform the lives of people suffering from a wide spectrum of diseases.
“We continue to make solid progress advancing our two first-in-class clinical programs to emerge from our proprietary Gene Traffic Control Platform,” said Adrian Gottschalk, President and Chief Executive Officer. “We anticipate having initial phase I data of FHD-286, our selective, oral inhibitor of BRG1/BRM in metastatic uveal melanoma and relapsed or refractory AML and myelodysplastic syndromes (MDS), as early as the fourth quarter of 2021, and phase I data of FHD-609, our first protein degrader clinical candidate, for the treatment of synovial sarcoma as early as the first half of 2022.”
Continued Mr. Gottschalk, “Beyond these two clinical programs, we continue to expand our robust pipeline of precision therapeutic candidates targeting different aspects of the chromatin regulatory system, including our protein degrader programs and platform, including FHD-609, our BRM-selective degrader, ARID1B protein degrader and other undisclosed programs.”
Recent Corporate Highlights:
•Dosed First Patient with FHD-286. In May 2021, Foghorn announced the dosing of the first patient in its first-in-human clinical trial of FHD-286, an inhibitor of BRG1/BRM, in metastatic uveal melanoma and relapsed or refractory AML and MDS, areas of high unmet medical need. This is Foghorn’s first drug candidate to enter the clinic and the first of a new class of therapeutics directly targeting the chromatin regulatory system. To learn more about these studies please visit ClinicalTrials.gov [LINK]. (Link here [LINK] for metastatic uveal melanoma and here [LINK] for AML and MDS)
•Received investigational new drug application (IND) clearance for FHD-609. Foghorn received FDA clearance of its IND application for FHD-609. FHD-609 is a highly potent, selective, intravenous, small molecule protein degrader of BRD9, initially being developed for the treatment of synovial sarcoma with the intention to expand into additional indications, including SMARCB1 deleted tumors. Sites for the phase 1 study have been initiated and are currently screening patients. To learn more about this study, please visit ClinicalTrials.gov [LINK].
•BRM Selective Inhibitor Program Advanced to Lead Optimization. Data presented during Foghorn’s 2021 Research & Development Webinar demonstrated robust tumor growth inhibition with the Company’s BRM-selective inhibitor. The program has advanced into lead optimization with an IND planned for 2022.

•Participation at AACR 2021. In April 2021, Foghorn presented a poster titled “Discovery of novel BAF inhibitors for the treatment of transcription factor-driven cancers” (Link to poster here [LINK]) and chaired a panel at the American Association for Cancer Research (AACR) Annual Meeting 2021. Key highlights of the data presented included a novel series of compounds discovered and developed by Foghorn that potently and selectively inhibit the ATPase components of the BAF complex, BRG1 and BRM. These preclinical data provided the foundation for first-in-human studies of BAF ATPase inhibition as a novel therapeutic to treat uveal melanoma.
•Appointed Ian Smith to Board of Directors. On April 27th, 2021, Foghorn appointed Ian Smith to its Board of Directors, adding a diverse skill set spanning decades as a proven biotechnology leader. The addition of Ian to the Board brings significant business development and capital formation expertise to Foghorn.
•Held First Research and Development Day Webinar. On June 15th, 2021, Foghorn held its inaugural Research and Development Day Webinar showcasing presentations from key opinion leaders and the Foghorn management team highlighting the biological importance of the chromatin regulatory system in gene expression and human disease and its broad applicability in precision oncology. The replay can be accessed here [LINK].
Key Upcoming Milestones:
•FHD-286 data. Foghorn expects initial data from the Company’s phase 1 studies of FHD-286 in both metastatic uveal melanoma and relapsed/refractory AML and MDS as early as the fourth quarter of 2021.
•FHD-609 data. Foghorn expects initial data from the Company’s phase 1 study in synovial sarcoma as early as the first half of 2022.
Upcoming Events
•The Wedbush PacGrow Healthcare Virtual Conference, panel discussion, “Bullseye – Targeted Oncology Part 2,” Wednesday, August 11 at 10:20 a.m. ET. The webcast can be accessed here [LINK].
•The Morgan Stanley Global Healthcare Conference, September 13-15, 2021.
Financial Condition
Foghorn reported cash, cash equivalents and marketable securities of $141.3 million as of June 30, 2021, as compared to $160.9 million as of March 31, 2021, and $185.8 million as of December 31, 2020.
About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying and validating potential drug targets within the chromatin regulatory system. The company is developing multiple product candidates in oncology.
Forward-Looking Statements

This press release contains “forward-looking statements” regarding the Company’s clinical programs for FHD-286 and FHD-609 and the Company’s research pipeline. Forward-looking statements include statements regarding the Company’s clinical trial, product candidates and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding the timing of filing an IND for our product candidates and other factors set forth under the heading “Risk Factors” in the Company’s Form 10-K. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Media Contact:
Fanny Cavalié, Foghorn Therapeutics Inc.
fcavalie@foghorntx.com
Gregory Kelley, Ogilvy
gregory.kelley@ogilvy.com
Investor Relations Contact:
Ben Strain, Foghorn Therapeutics Inc.
bstrain@foghorntx.com
Hans Vitzthum, LifeSci Advisors
617-430-7578
hans@lifesciadvisors.com